EXHIBIT 23.0

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Alexander & Alexander Services Inc. Registration Statement Nos. 2-98915 and 33-10440 on Form S-4; Registration Statement Nos. 33-5316 and 33-55081 on Form S-3; Registration Statement Nos. 2-68206, 2-94427, 33-16608, 2-86820, 33-16609, 33-8152, 33-25580
and 33-60054 on Form S-8; and Registration Statement Nos. 2-97056, 2-97057 and 2-97734 on Form S-14 of our report dated February 15, 1995 (February 28, March 16 and 27, 1995 with respect to certain information in Notes 2, 5, 8 and 14) appearing in the Form 10-K/A of Alexander & Alexander Services Inc. for the year ended December 31, 1994.

DELOITTE & TOUCHE LLP
Baltimore, Maryland
April 5, 1995

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